LOCKUP AGREEMENT
dated September 1, 2011

The undersigned shareholder of Crown Marketing agrees not to sell any of its shares of  common stock in any amount greater than two thousand (2,000) shares per calendar month until June 30, 2013. However, this selling restriction shall be  automatically cancelled if any one of the following four circumstances should occur: (a) The Company earns an aggregate total of $.10 per share of common stock (adjusted for any forward or reverse splits that may have taken place after the lockup agreement was entered into; (b) A tender offer is made for, or buyout is accepted by, the Company for a purchase price which values the company at $1.00 per share or greater, regardless of whether the offer entails cash compensation, stock exchange, debt issuance or any combination thereof; or (c) shares of Company common stock are regularly quoted at $5 per share or greater on any domestic interdealer quotation system and the Company otherwise falls outside the definition of “penny stock” pursuant to Rule 3a51-1 of the Securities and Exchange Act of 1934.

/s/ Signed by each of the Selling Stockholders